Exhibit 21.1

SUBSIDIARIES OF SUBURBAN PROPANE PARTNERS, L.P.

(as of November 24, 2021)

SUBURBAN LP HOLDING, INC. (Delaware)

SUBURBAN LP HOLDING, LLC (Delaware)

SUBURBAN PROPANE, L. P. (Delaware)

SUBURBAN SALES & SERVICE, INC. (Delaware)

GAS CONNECTION, LLC  (Oregon)

SUBURBAN FRANCHISING, LLC  (Nevada)

SUBURBAN ENERGY FINANCE CORP. (Delaware)

SUBURBAN HEATING OIL PARTNERS, LLC  (Delaware)  (d/b/a Suburban Propane)

AGWAY ENERGY SERVICES, LLC  (Delaware)

SUBURBAN PROPERTY HOLDINGS, LLC  (Delaware)